EXHIBIT 99.1
N E W S   R E L E A S E
CONTACT:
James R. Boldt
Chairman and Chief Executive Officer
(716) 887-7221
CTG Announces Changes in Management Responsibilities
BUFFALO, N.Y. — October 17, 2005 — CTG (Computer Task Group) (NYSE: CTG), an international information technology (IT) staffing, solutions, and application management company, today announced that its Chief Financial Officer, Gregory M. Dearlove, has been named to the position of Senior Vice President, Administration and that its Board of Directors has appointed Brendan Harrington, CTG’s Corporate Controller, to serve as Interim Chief Financial Officer and Treasurer. The change was initiated by Mr. Dearlove’s request that he relinquish his financial duties for the Company until the Securities and Exchange Commission administrative proceeding instituted against him on September 30, 2005 in connection with his service as engagement partner on Deloitte & Touche LLP’s 2000 audit of the Adelphia Communications Corporation financial statements is resolved. The matters referenced in this proceeding do not relate to CTG or Mr. Dearlove’s employment by CTG.
Mr. Dearlove will continue to be employed by CTG with responsibility for all corporate non-financial administrative functions including internal information technology, benefits, risk management and corporate marketing. A Certified Public Accountant, Mr. Harrington joined CTG in February 1994 and has served in a number of managerial financial positions in the Company’s corporate and European operations before being appointed Corporate Controller. Prior to joining CTG, Mr. Harrington was a Senior Accountant employed by Price Waterhouse from 1988 to 1994.
CTG Chairman and Chief Executive Officer James R. Boldt commented, “Throughout his four years as CTG’s CFO, Greg has consistently performed at a high level of professional competence, commitment and integrity and he continues to have our full support and confidence. We appreciate him being forthcoming in requesting this change in his job responsibilities. As CTG’s Corporate Controller and a member of our finance team for over 10 years, Brendan is very well-qualified to assume responsibilities for all of our finance functions and is supported by a strong internal finance team at all levels of our organization.”
About CTG
Backed by 39 years’ experience, CTG provides IT staffing, application management outsourcing, consulting, and software development and integration solutions to help Global 2000 clients focus on their core businesses and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients’ businesses with a full range of integrated services and proprietary ISO 9001:2000-certified service methodologies. Our IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering solutions that work.
This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2004 Form 10-K and Management’s Discussion and Analysis section of the Company’s 2004 annual report, which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.
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Today’s news release, along with CTG news releases for the past year, is available on the web at www.ctg.com.